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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2003 ("AGREEMENT"), between Franklin Bank Corp. ("FRANKLIN"), a Delaware corporation headquartered in Houston, Texas, FBC Merger Corporation, a Delaware corporation ("MERGER SUB"), and Jacksonville Bancorp, Inc. ("SELLER"), a Texas corporation headquartered in Jacksonville, Texas.

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Franklin and Seller each have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of Merger Sub with and into Seller subject to the terms and conditions set forth herein; and

         WHEREAS, as a condition and inducement to Franklin's willingness to enter into this Agreement, certain stockholders of Seller are concurrently entering into a Stockholder Agreement with Franklin (the "STOCKHOLDER AGREEMENT"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of the common stock, par value $0.01 per share, of Seller (the "SELLER COMMON STOCK") in favor of this Agreement and the transactions contemplated hereby; and

         WHEREAS, Franklin intends to raise new equity capital and to finance the Merger Consideration (as hereinafter defined) through an initial public offering (the "INITIAL PUBLIC OFFERING") of Franklin Common Stock (as hereinafter defined) pursuant to a registration statement on Form S-1 (the "FORM S-1") under the 1933 Act (as defined in Section 3.9(a)); and

         WHEREAS, on the terms and subject to the conditions set forth herein, each stockholder of Seller will be entitled to receive as consideration in the merger $37.50 per share of Seller Common Stock in cash, without interest (the "MERGER CONSIDERATION"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, Franklin and Seller are entering into certain employment and noncompetition agreements with certain executive officers of Seller, and are entering into certain noncompetition agreements with certain directors and executive officers of Seller; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into

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Seller (the "MERGER") in accordance with the Texas Business Corporation Act (the
"TBCA") and the Delaware General Corporation Law (the "DGCL"), with Seller as the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION"). Each share of Seller Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with the TBCA and not effectively withdrawn (the "SELLER DISSENTING SHARES") and shares held by Franklin or Seller (including treasury shares) other than in a fiduciary capacity or as a result of debts previously contracted) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive the Merger Consideration subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Plan of Merger, dated as of the date hereof, between Franklin and Seller, a copy of which is attached as Exhibit B (the "PLAN OF MERGER"). Subject to applicable law, the parties agree that Franklin may at any time change the method of effecting the Merger, including by merging Seller with and into a direct or indirect wholly owned subsidiary of Franklin or by merging any such subsidiary with and into Seller, and Seller shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that any such actions shall not (a) alter or change the amount or kind of Merger
Consideration, or (b) materially delay the receipt of any approval referred to in Section 6.1(a) or the consummation of the transactions contemplated by this Agreement.

         1.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Texas pursuant to Section 5.04 of the TBCA and a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to
Section 252 of the DGCL, unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing occurs (the "EFFECTIVE TIME"). A closing (the "CLOSING") shall take place at 10:00 a.m. on the fifth business day following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("GOVERNMENTAL ENTITY") and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other place, at such other time, or on such other date as the parties may mutually agree upon; provided that Franklin may elect to cause the Closing to be held, and the Effective Time to occur, on the last day of the month in which the Closing would otherwise occur pursuant to the preceding portion of this sentence. At the Closing, there shall be delivered to Franklin and Seller the opinions, certificates and other documents required to be delivered under
Article VI hereof.

         1.3 THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The Certificate of Incorporation and the Bylaws of Seller, as amended and restated as set forth in the Plan of Merger, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.4 DIRECTORS AND OFFICERS. Immediately after the Effective Time, except as provided in the next sentence of this Section 1.4 and in Section 5.15(a)(6), the directors of Franklin, the

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Surviving Corporation and the Surviving Bank (as defined in Section 1.5) shall consist of the directors of Franklin, Merger Sub and Franklin Bank, S.S.B. ("FRANKLIN BANK"), respectively, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of Franklin and the Surviving Corporation and the Certificate of Organization and Bylaws of the Surviving Bank. In connection with the Merger, Mr. Jerry M. Chancellor shall be appointed to the Board of Directors of the Surviving Bank as provided in Section 5.15(a)(6), effective as of the Effective Time, to serve for a total of three years or until his respective successor is duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Certification of Organization and Bylaws of the Surviving Bank or the termination of his employment with the Surviving Bank. The officers of Franklin, Merger Sub and Franklin Bank shall, from and after the Effective Time, continue as the officers of Franklin, the Surviving Corporation and the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of Franklin and the Surviving Corporation and the Certificate of Organization and Bylaws of the Surviving Bank.

         1.5 THE BANK MERGER. Franklin and Seller shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries Franklin Bank and Seller Savings Bank, SSB ("SELLER BANK") to merge (the "BANK MERGER") immediately after the consummation of the Merger, with Franklin Bank being the surviving bank (the "SURVIVING BANK") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Certificate of Organization and Bylaws of the Surviving Bank shall be the Certificate of Organization and Bylaws of Franklin Bank in effect immediately prior to the effective time of the Bank Merger.

         1.6 THE INTERMEDIATE HOLDING COMPANY MERGER. Franklin and Seller shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries BK2 Holdings, Inc. ("FRANKLIN INTERMEDIATE HOLDING COMPANY") and Jacksonville IHC, Inc. ("SELLER INTERMEDIATE HOLDING COMPANY") to merge (the "INTERMEDIATE HOLDING COMPANY MERGER") immediately after the consummation of the Merger, with Franklin Intermediate Holding Company being the surviving corporation (the "SURVIVING INTERMEDIATE HOLDING COMPANY") thereof pursuant to the provisions of applicable law. At the effective time of the Surviving Intermediate Holding Company Merger, the Certificate of Incorporation and Bylaws of the Surviving Intermediate Holding Company shall be the Certificate of Incorporation and Bylaws of Franklin Intermediate Holding Company in effect immediately prior to the effective time of the Intermediate Holding Company Merger. Immediately after the Effective Time, the directors of the Surviving Intermediate Holding Company shall consist of the directors of Franklin Intermediate Holding Company in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Intermediate Holding Company, and the officers of Franklin Intermediate Holding Company shall, from and after the Effective Time, continue as the officers of the Surviving Intermediate Holding Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Intermediate Holding Company.

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                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Seller Common Stock:

                  (a) Each share of Franklin capital stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

                  (b) All shares of Seller Common Stock owned by Seller (including treasury shares) or Franklin, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of Franklin Common Stock, cash or other consideration.

                  (c) Subject to Sections 2.1(b) and 2.4, each share of Seller Common Stock issued and outstanding at the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, the Merger Consideration.

                  (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         2.2      EXCHANGE PROCEDURES.

                  (a) Franklin shall use its best efforts to cause the Exchange Agent, within five business days after the Effective Time, to mail to each holder of record of Seller Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Seller Stock Certificate(s) shall pass, only upon delivery of the certificate or certificates (the "SELLER STOCK CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of the Seller Common Stock (or affidavits of loss in lieu of such certificates) (the "LETTER OF TRANSMITTAL") to the person authorized to act as exchange agent under this Agreement, which person shall be designated by Franklin and reasonably acceptable to Seller (the "EXCHANGE AGENT"), and shall be in such form and have such other provisions as Franklin or the Exchange Agent may reasonably specify) and (ii) instructions for use in surrendering the Seller Stock Certificate(s) in exchange for the Merger Consideration to be paid in consideration therefor upon surrender of such Seller Stock Certificate(s) in accordance with this Article II.

                  (b) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Seller Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined

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         in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Franklin or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Franklin or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Franklin or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Franklin or the Exchange Agent.

                  (c) After the Effective Time there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                  (d) At any time following the six-month anniversary of the Effective Time, Franklin shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of shares of the Seller Common Stock that was deposited with the Exchange Agent at the Effective Time (the "EXCHANGE FUND") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Franklin), and holders shall be entitled to look only to Franklin (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither Franklin nor the Exchange Agent shall be liable to any holder of a Seller Stock Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) In the event any of the Seller Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Franklin or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificates.

                  (f) Franklin shall have the right to make all determinations, consistent with the terms of this Agreement, governing the method of payment of cash for shares of the Seller Common Stock converted into the right to receive the Merger Consideration.

                  (g) At the Effective Time, Franklin will deposit with the Exchange Agent an amount of cash sufficient to pay the aggregate Merger Consideration to be issued and paid in accordance with the terms of
         Article II in exchange for outstanding shares of

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         Seller Common Stock. Franklin shall instruct the Exchange Agent to timely pay the Merger Consideration.

                  (h) Upon surrender to the Exchange Agent of Seller Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of the Seller Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of the Seller Common Stock represented by such Seller Stock Certificate(s). Until so surrendered, each such Seller Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

         2.3 STOCK OPTIONS. Each option with respect to the Seller Common Stock (a "SELLER STOCK OPTION") that has been issued pursuant to Seller Savings and Loan Association 1994 Directors' Stock Option Plan, Seller Savings and Loan Association 1994 Stock Incentive Plan, Seller Bancorp, Inc. 1996 Stock Option Plan or Seller Bancorp, Inc. 2001 Stock Option Plan (the "STOCK OPTION PLANS") and that is outstanding at the Effective Time, whether or not exercisable or vested, shall be canceled and converted into the right to receive from Franklin, subject to required withholding taxes, if any, cash in an amount equal to the difference between the Merger Consideration and the per share exercise price of such Seller Stock Option for each share of the Seller Common Stock subject to such Seller Stock Option (the "OPTION CONSIDERATION"). Seller will provide written notice to each holder of a then outstanding Seller Stock Option (whether or not such stock option is then vested or exercisable), that such Seller Stock Option is exercisable in full and that such stock option will terminate at the Effective Time and that, if such Seller Stock Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such Seller Stock Option the Option Consideration, multiplied by the number of shares of Seller Common Stock covered by such Seller Stock Option, subject to any required withholding of taxes. The Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Seller Stock Option with regard to the cancellation of such stock option and the payment therefor in accordance with the terms of this Agreement.

         2.4 DISSENTING SHARES. No outstanding Seller Dissenting Share shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBCA. Seller shall give Franklin (i) prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA (any stockholder duly making such demand being hereinafter called a "DISSENTING SHAREHOLDER") and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Franklin, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the

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Seller Common Stock of such holder shall be converted on a share by share basis into the right to receive the Merger Consideration.

         2.5 ADDITIONAL ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         References to "SELLER DISCLOSURE SCHEDULES" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Seller to Franklin prior to the execution hereof. Seller hereby represents and warrants to Franklin as follows as of the date hereof:

         3.1      CORPORATE ORGANIZATION.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries (as defined below) taken as a whole. Seller and Seller Intermediate Holding Company each are registered as savings and loan holding companies under the Home Owners' Loan Act, as amended (the "HOLA"). Seller Disclosure Schedule 3.1(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of Seller and the Seller Subsidiaries as in effect on the date hereof.

         (b) Except as set forth on Seller Disclosure 3.1(b), the only direct or indirect subsidiaries of Seller are Jacksonville IHC, Inc., Jacksonville Savings Bank, SSB ("SELLER BANK") and JS&L Corporation (together the "SELLER SUBSIDIARIES"). Each of the Seller Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the

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failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Each of Seller and the Seller Subsidiaries have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate thrift regulatory agencies. Other than the Seller Subsidiaries, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture or other entity.

         3.2 CAPITALIZATION. The authorized capital stock of Seller consists of 25,000,000 shares of the Seller Common Stock, of which 1,794,976 are issued and outstanding and 976,745 shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Seller, and all issued and outstanding shares of capital stock of each of the Seller Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Seller Subsidiaries are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 226,872 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plans, and which are outstanding as of the date hereof (the "OUTSTANDING SELLER STOCK OPTIONS"), none of Seller or any of the Seller Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or any of the Seller Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         3.3      AUTHORITY; NO VIOLATION.

         (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, Seller has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Seller. Except for the approval of Seller's stockholders of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement and the Plan of Merger by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller with any of the terms or

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provisions hereof or thereof, will (i) violate any provision of the Articles of
Incorporation or other governing instrument or Bylaws of Seller or any of the Seller Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of the Seller Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in Seller Disclosure Schedule 3.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or any of the Seller Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Seller Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission (the "COMMISSION"), the Secretary of State of the State of Texas, the Secretary of State of the State of Delaware, the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), the Texas Savings and Loan Department (the "TSLD") and the stockholders of Seller, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Seller and (b) the consummation by Seller of the Merger and the other transactions contemplated hereby and by the Plan of Merger, including the Bank Merger and the Intermediate Holding Company Merger.

         (c) Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (i) any "moratorium", "control share", "fair price", "supermajority", "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "TAKEOVER LAWS"), including under Part 13 of the TBCA and (ii) the provisions of Article X of its Articles of Incorporation.

         3.4      FINANCIAL STATEMENTS.

         (a) Seller has previously delivered to Franklin copies of the consolidated balance sheets of Seller as of September 30, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 2002, 2001 and 2000, in each case accompanied by the audit reports of Henry & Peters, P.C., independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of June 30, 2003 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three and nine months ended June 30, 2003 and 2002. The consolidated balance sheets of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to

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be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Seller, necessary for a fair presentation of such financial statements).

         (b)      Each of the financial statements referred to in this Section
3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Seller and the Seller Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 3.4(a) or the notes thereto or liabilities incurred since June 30, 2003 in the ordinary course of business and consistent with past practice, none of Seller or any of the Seller Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.5      ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Except as set forth in Seller Disclosure Schedule 3.5(a), there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole since June 30, 2003, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of Seller, no fact or condition exists which Seller believes will cause such a material adverse change in the future.

         (b) Neither Seller nor any of the Seller Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 2003 and the date hereof.

         3.6      LEGAL PROCEEDINGS. Except as set forth on Seller Disclosure
Schedule 3.6, neither Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of the Seller Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Seller will not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Neither Seller nor any of the Seller Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.7      TAXES AND TAX RETURNS.

         (a) Each of Seller and the Seller Subsidiaries, and the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually a "SELLER AFFILIATE" and collectively, "SELLER AFFILIATES"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("RETURNS") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure
Schedule 3.7(a)) and (ii) have not finally been determined. Seller, the Seller Subsidiaries and the Seller Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller, the Seller Subsidiaries and the Seller Affiliates have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Texas franchise tax returns of Seller, the Seller Subsidiaries and the Seller Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Seller or any of the Seller Subsidiaries or Seller Affiliates, nor has Seller or any of the Seller Subsidiaries or Seller Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in Seller Disclosure Schedule 3.7(b), none of Seller or any of the Seller Subsidiaries or Seller Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Seller or any Seller Subsidiary or Seller Affiliate (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has been a "distributing corporation or a "controlled corporation" in a transaction intended to qualify under Section 355(a) of the Code within the past five years, (vi) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or (vii) has ever engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

         (c) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         3.8      EMPLOYEE BENEFIT PLANS.

         (a) Each employee benefit plan or arrangement of Seller or any of the Seller Subsidiaries which is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN")), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans that cover current or former officers or employees ("EMPLOYEES") or current or former directors of it and its subsidiaries, including all amendments, supplements or other related documents thereto, is listed in Seller Disclosure Schedule 3.8(a) (the "SELLER PLANS"). Seller has previously furnished to Franklin true and complete copies of each Seller Plan together, if applicable, with (i) the most recent actuarial and financial reports prepared with respect to any qualified Seller Plans, (ii) the most recent annual reports filed with any Governmental Entity, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified Seller Plans.

         (b) Each Seller Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Each of its Seller Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances likely to result in the loss of the qualification of such Seller Plan under Section 401(a) of the Code. As of the date hereof, there is no pending or, to its knowledge, threatened litigation relating to its Seller Plans. Neither Seller nor any of the Seller Subsidiaries has engaged in a transaction with respect to any Seller Plan subject to ERISA (an "ERISA PLAN") that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither Seller nor any of the Seller Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by
Section 4980F of the Internal Revenue Code or Section 502 of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Seller or any of the Seller Subsidiaries, currently or formerly maintained by any of them, or the single-employer plan of any entity ("ERISA AFFILIATE PLAN") which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code ("ERISA

AFFILIATE"). Seller and the Seller Subsidiaries have neither contributed to nor been obligated to contribute to any "multiemployer plan" within the meaning of
Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof, or will be required to be filed as a result of the transactions contemplated by this Agreement.

         (c) All contributions required to be made by Seller or the Seller Subsidiaries under the terms of any of its Seller Plans, as of the date hereof, have been timely made or have been reflected on its financial statements referred to in Section 3.4. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. None of Seller, the Seller Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

         (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

         (e) Neither Seller nor any of the Seller Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan. It or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

         (f) There has been no amendment to, announcement by Seller or any of the Seller Subsidiaries relating to, or change in employee participation or coverage under, any Seller Plan which would increase materially the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Seller Disclosure
Schedule 3.8(f), neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (A) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan, (B) limit or restrict its right or, after the consummation of the transactions contemplated hereby, the right of Franklin, Franklin Bank or Administaff (as defined in Section 5.15) to merge, amend or terminate any Seller Plan, (C) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (D) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or

Section 280G of the Code or (E) cause it or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

         (g) The Seller ESOP is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Seller Disclosure Schedule 3.8(g) identifies (i) each loan under which the Seller ESOP is a borrower (each, a "Loan"), (ii) the lender and guarantor (if any) of each Loan, and (iii) the securities of Seller that were acquired with such Loan (the "Employer Securities"). Each loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are in each case pledged as collateral for the Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the Seller ESOP in accordance with the requirements of Treasury Regulations Sections 54.4985-7 and 54.4975-11.

         (h) Except as set forth on Seller Disclosure Schedule 3.8(h), with respect to each Seller Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested); (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to Seller's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

         3.9      SECURITIES DOCUMENTS AND REGULATORY REPORTS.

         (a) Seller has previously delivered or made available to Franklin a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended (the "1933 ACT"), or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), or mailed by Seller to its stockholders as a class since January 1, 2000, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Franklin prior to the date hereof shall be deemed to modify information as of an earlier date.

         (b) Seller and each of the Seller Subsidiaries has duly filed with the OTS, the TSLD and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Seller has delivered or made available to Franklin accurate and complete copies of such reports. Seller Disclosure Schedule 3.9(b) lists all examinations of Seller or of the Seller Subsidiaries conducted by the applicable thrift regulatory authorities since

January 1, 2000 and the dates of any responses thereto submitted by Seller. In connection with the most recent examinations of Seller or the Seller Subsidiaries by the applicable thrift regulatory authorities, neither Seller nor any of the Seller Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or such Seller Subsidiaries believes has not been now corrected or changed as required.

         3.10 SELLER INFORMATION. None of the information relating to Seller and the Seller Subsidiaries to be provided by Seller or the Seller Subsidiaries for use in (i) the proxy statement on Schedule 14A to be filed by Seller in connection with the solicitation of the approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the "PROXY STATEMENT") will, as of the date such Proxy Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Form S-1 or the prospectus contained in the Form S-1, as amended or supplemented, to be delivered to the investors and potential investors in the Initial Public Offering in connection with the offer, sale or confirmation of sales pursuant to the Initial Public Offering (the "IPO PROSPECTUS"), as the case may be, as of the date of effectiveness of such Form S-1 or the date of such offer, sale or confirmation pursuant to the IPO Prospectus, as the case may be, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         3.11     COMPLIANCE WITH APPLICABLE LAW.

         (a) Seller and each of the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Seller and the Seller Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Neither Seller nor any of the Seller Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole; and neither Seller nor any of the Seller Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of the Seller Subsidiaries is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Neither Seller nor any of the Seller Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         3.12     DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

         (a) The deposit accounts of Seller Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the "FDIA"), and Seller Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Seller Bank is a member in good standing of the Federal Home Loan Bank (the "FHLB") of Dallas and owns the requisite amount of stock in the FHLB of Dallas.

         (c) Seller Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         3.13     CERTAIN CONTRACTS.

         (a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Seller Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Seller Subsidiaries or the guarantee by Seller or any of the Seller Subsidiaries of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director or officer of Seller or any of the Seller Subsidiaries, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Seller Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which Seller or any of the Seller Subsidiaries is a party or by which any of the same is bound which limits the freedom of Seller or any of the Seller Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency), (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's annual, quarterly or current reports under the 1934 Act and which has not been so filed, (viii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by it or any of the Seller Subsidiaries with any other person or
(ix) any other agreement, arrangement
or understanding to which Seller or any of the Seller Subsidiaries is a party and which is material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

         (b) Neither Seller nor any of the Seller Subsidiaries is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         3.14     PROPERTIES AND INSURANCE.

         (a) All real and personal property owned by Seller or any of the Seller Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and the Seller Subsidiaries in the ordinary course of business consistent with their past practices. Seller and the Seller Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller's consolidated balance sheet as of June 30, 2003, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2003), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Seller has provided to Franklin prior to the date hereof copies of all deeds for all real property owned by Seller and the Seller Subsidiaries. Seller and the Seller Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiaries and the consummation of the transactions contemplated hereby and by the Plan of Merger will not affect any such right. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or any of the Seller Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

         (b) The business operations and all insurable properties and assets of Seller and the Seller Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Seller, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Seller adequate for the business engaged in by Seller and the Seller Subsidiaries. As of the date hereof, neither Seller nor any of the Seller Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         3.15 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meaning:

         "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

         "LOAN PORTFOLIO PROPERTIES AND OTHER PROPERTIES OWNED" means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

         (a) To the best knowledge of Seller and the Seller Subsidiaries, neither Seller nor any of the Seller Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         (b) To the best knowledge of Seller and the Seller Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by Seller or any of the Seller Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         (c) To the best knowledge of Seller and the Seller Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Seller or any of the Seller Subsidiaries under any Environmental Law, including any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.16 ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on Seller's consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Seller's management adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

         3.17 MINUTE BOOKS. Since January 1, 2001, the minute books, including any attachments thereto, of Seller and the Seller Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

         3.18 AFFILIATE TRANSACTIONS. Except as disclosed in Seller Disclosure Schedule 3.18 or in Seller's proxy statements, and except as specifically contemplated by this Agreement, since January 1, 2001, neither Seller nor any of the Seller Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any "affiliated person" or "affiliate" of Seller Bank, as such terms are defined in 12 C.F.R. Section 561.5 and 12 C.F.R. Section 563.41, respectively.

         3.19 INTERNAL CONTROLS. None of Seller's nor any of the Seller Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Seller and the Seller Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

         3.20 RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the "RISK MANAGEMENT INSTRUMENTS"), whether entered into for Seller's own account, or for the account of one or more of the Seller Subsidiaries or its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and each of the Seller Subsidiaries have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and, to Seller's knowledge, there are no material breaches, violations or defaults, or allegations or assertions of any breaches, violations or defaults, by any party thereunder.

         3.21 FAIRNESS OPINION. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Trident Securities, to the effect that the Merger Consideration is fair, from a financial point of view to the holders of Seller Common Stock.

         3.22 BROKER FEES. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF FRANKLIN

         References to "FRANKLIN DISCLOSURE SCHEDULES" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered by Franklin to Seller. Franklin hereby represents and warrants to Seller as follows as of the date hereof:

         4.1 CORPORATE ORGANIZATION. Franklin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Franklin has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. Franklin is registered as a savings and loan holding company under the HOLA. Franklin Disclosure Schedule 4.1 sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Franklin as in effect on the date hereof.

         4.2 NO ACTIVITIES. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         4.3      AUTHORITY; NO VIOLATION.

         (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Franklin, Franklin and Merger Sub have full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Franklin and by the written consent of the Board of Directors of Merger Sub. Except for the approval of Franklin's stockholders of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Franklin are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Franklin and Merger Sub and constitute valid and binding obligations of Franklin and Merger, respectively, enforceable against each of them in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement and the Plan of Merger by Franklin and Merger Sub, nor the consummation by Franklin and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Franklin and Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Franklin or any of the subsidiaries of Franklin (the "FRANKLIN SUBSIDIARIES"),
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Franklin or any of the Franklin Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Franklin or any of the Franklin Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Franklin or any of the Franklin Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Texas, the Secretary of State of the State of Delaware, the FDIC, the TSLD and the OTS, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Franklin in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Franklin and Merger Sub and (b) the consummation by Franklin and Merger Sub of the transactions contemplated hereby and by the Plan of Merger.

         4.4      ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Except as set forth in Franklin Disclosure Schedule 4.4, there has not been any adverse change in the business, operations, assets or financial condition of Franklin and the Franklin Subsidiaries taken as a whole since June 30, 2003 that would have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates; or (vi) the Initial Public Offering or changes in the market price of Franklin Common Stock following the Initial Public Offering and prior to the Effective Time. To the best knowledge of Franklin, no fact or condition exists which Franklin believes will cause such a material adverse change in the future.

         (b) Neither Franklin nor Merger Sub has taken or permitted any of the actions set forth in Section 5.4 hereof between June 30, 2003 and the date hereof.

         4.5      LEGAL PROCEEDINGS. Except as set forth in Franklin Disclosure
Schedule 4.5, none of Franklin or any of the Franklin Subsidiaries is a party to any, and there are no pending or, to the best knowledge of Franklin, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Franklin or any of the Franklin Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Franklin will not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. None of Franklin or any of the Franklin Subsidiaries is a party to any order, judgment or decree which would reasonably be expected to have such a material adverse effect.

         4.6 REGULATORY REPORTS. Franklin and each of the Franklin Subsidiaries has duly filed with the OTS, the TSLD and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Franklin has delivered or made available to Seller accurate and complete copies of such reports. Franklin Disclosure Schedule 4.6 lists all examinations of Franklin or of the Franklin Subsidiaries conducted by the applicable thrift regulatory authorities since April 9, 2002 and the dates of any responses thereto submitted by Franklin. In connection with the most recent examinations of Franklin or the Franklin Subsidiaries by the applicable thrift regulatory authorities, neither Franklin nor any Franklin Subsidiary was required to correct or change any action, procedure or proceeding which Franklin or such Franklin Subsidiary believes has not been now corrected or changed as required.

         4.7 FRANKLIN INFORMATION. None of the information relating to Franklin and the Franklin Subsidiaries to be provided by Franklin or the Franklin Subsidiaries for use in (i) the Proxy Statement will, as of the date such Proxy Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Form S-1 or the IPO Prospectus, as of the date of effectiveness of such Form S-1 or the date of offers, sales or confirmations pursuant to the IPO Prospectus, as the case may be, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         4.8      COMPLIANCE WITH APPLICABLE LAW.

         (a) Franklin and each of the Franklin Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Franklin and the Franklin Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Except as set forth in Franklin Disclosure Schedule Section 4.8(b), neither Franklin nor any of the Franklin Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder; and neither Franklin nor any of the Franklin Subsidiaries has received any notice or communication from any Governmental Entity asserting that Franklin or any Franklin Subsidiary is in violation of any of the foregoing which could have such a material adverse effect. Neither Franklin nor any Franklin Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         4.9 FAIRNESS OPINION. As of the date of this Agreement, Franklin has received the written opinion, dated the date of this Agreement, of its financial advisor, Friedman, Billings, Ramsey & Co., Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to Franklin.

         4.10     BROKER FEES. Except as set forth in Franklin Disclosure
Schedule 4.10, neither Franklin nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

         5.1 CONDUCT OF THE BUSINESS OF SELLER. During the period from the date hereof to the Effective Time, Seller shall, and shall cause the Seller Subsidiaries to, conduct its businesses only in the ordinary course and consistent with past practice or as required hereunder, except with the prior written consent of Franklin, which consent shall not be unreasonably withheld. Seller shall use its best efforts to (i) preserve its business organization and that of the Seller Subsidiaries intact, (ii) keep available to itself and Franklin the present services of the employees of Seller and the Seller Subsidiaries, and (iii) preserve for itself and Franklin the goodwill of the customers of itself and the Seller Subsidiaries and others with whom business relationships exist.

         5.2 NEGATIVE COVENANTS OF SELLER. Seller agrees that from the date hereof to the Effective Time, except as otherwise approved by Franklin in writing or as permitted or required by this Agreement, or as set forth in Seller Disclosure Schedule 5.2, Seller will not, nor will Seller permit the Seller Subsidiaries to:

                  (i) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of Seller or the Seller Subsidiaries;

                  (ii) except for the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiaries, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                  (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Seller or the Seller Subsidiaries, other than dividends by any of the Seller Subsidiary to Seller or a wholly owned Seller Subsidiary, and other than regular quarterly cash dividends on outstanding shares of the Seller Common Stock at a rate not in excess of $.15 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past;

                  (iv) grant any severance or termination pay (other than pursuant to binding contracts of Seller in effect on the date hereof and disclosed to Franklin on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants, except, in the case of non-officer employees, such as may be granted in the ordinary course of business and consistent with past practices and policies, in consultation with Franklin, not to exceed an aggregate of 4% of the current salaries of such employees (it being understood that no consent of Franklin shall be required for such permitted increases);

                  (v) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to the employee stock ownership plan of Seller (the "SELLER ESOP") or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice, which shall specifically include contributions to the Seller ESOP in the amount required pursuant to the Seller ESOP Loan;

                  (vi) sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

                  (vii) make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in Seller Disclosure
         Schedule 5.2(vii);

                  (viii) file any applications or make any contract with respect to branching or site location or relocation;

                  (ix) make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations or Section 5.9;

                  (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

                  (xi) make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes

                  (xii) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 3.18(a) hereof;

                  (xiii) enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xiv) originate or acquire any loans or other extensions of credit except for originations (i) in accordance with existing Seller lending policies and (ii) in amounts (x) in the case of loans or other extensions of credit other than residential mortgage loans, in excess of $350,000 as to any loan or any related loans, or loans to related persons, or (y) in the case of residential mortgage loans, in excess of $650,000 as to any loan or any related loans, or loans to related persons, and except for any lending commitments outstanding on the date hereof;

                  (xv) knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Franklin or Seller to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

                  (xvi) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

                  (xvii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Franklin, Franklin Bank, Seller or Seller Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; or

                  (xviii)  agree to do any of the foregoing.

         5.3      NO SOLICITATION.

         (a) Neither Seller nor the Seller Subsidiaries shall, nor shall Seller or the Seller Subsidiaries authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller Subsidiaries to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Franklin) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Seller or the Seller Subsidiaries (an "ACQUISITION TRANSACTION"); provided, however, that prior to the date of the Special Meeting, that nothing contained in this Agreement shall prevent Seller or the Board of Directors of Seller from (A) providing information in response to a request therefor by a person who has made an unsolicited BONA FIDE written Acquisition Proposal if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to those of the confidentiality agreement entered into by Seller and Franklin dated December 13, 2002; (B) engaging in any negotiations or discussions with any person who has made an unsolicited BONA FIDE written Acquisition Proposal or (C) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (A), (B) or (C) above, (i) Seller's Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) Seller's Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller's stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clause (C) of the preceding sentence is herein referred to as a "Superior Proposal." Seller will promptly (within 24 hours) communicate to Franklin the terms of any proposal which it may receive in respect of any Acquisition Transaction and shall provide Franklin with copies of
(i) all such written inquiries or proposals and (ii) an accurate and complete written synopsis of all such oral inquiries or proposals.

         (b) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall
(i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Franklin, the approval of the Agreement and the Plan of Merger or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a "CHANGE IN THE SELLER RECOMMENDATION"), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "SELLER ACQUISITION AGREEMENT") related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller Board of a Acquisition Transaction, or any failure by Seller Board to recommend against a Acquisition Transaction. Notwithstanding the foregoing, at any time prior to the date of the Special Meeting, the Board of

Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, it may terminate this Agreement solely in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the fifth business day following Franklin's receipt of the written notice specified in Section 5.3(a) and compliance by Seller with the terms of Sections 5.3(a) and 7.4.

         5.4 NEGATIVE COVENANTS OF FRANKLIN. Except as expressly provided in this Agreement, or as set forth in Franklin Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, Franklin shall not, and shall cause each Franklin Subsidiary not to, (i) other than in connection with the Initial Public Offering and this Agreement, and except as would not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Franklin, Merger Sub or Seller to perform its covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement, (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time, (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Franklin, Franklin Bank, Seller or Seller Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, or (v) agree to do any of the foregoing.

         5.5 CURRENT INFORMATION. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of Seller's fiscal year) ending after the date of this Agreement, Seller will deliver to Franklin its Quarterly Report on Form 10-Q under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, and will deliver to Franklin its Annual Report on Form 10-K. Within 30 days after the end of each fiscal quarter, Seller shall provide the other party with a copy of the Thrift Financial Report or FDIC Call Report filed with the OTS or the FDIC, respectively.

         5.6      ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

         (a) Seller shall permit Franklin and its representatives reasonable access to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Franklin all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than any minutes to the extent discussing an Acquisition Transaction) and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which Franklin may have a reasonable interest. Neither Seller nor the Seller Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Franklin and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Similar access shall be provided by Franklin to Seller and its representatives to the extent necessary and customary in connection with the transactions of the type contemplated hereby.

         (b) All information furnished previously by Franklin or Seller in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Franklin and Seller to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

         (c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (1) the date of public announcement of discussions relating to the transactions contemplated hereby, (2) the date of public announcement of the transactions contemplated hereby and (3) the date of execution of this Agreement (it being understood by the parties that a "public announcement" shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third party announcement or a leak). This Agreement shall not be construed to limit in any way either party's ability to consult any tax advisor regarding the tax treatment or tax structure of the Merger, the Bank Merger or the Intermediate Holding Company Merger. These provisions are meant to be interpreted so as to prevent the Merger, the Bank Merger or the Intermediate Holding Company Merger from being treated as offered under "conditions of confidentiality" within the meaning of the Code and the Treasury Regulations thereunder.

         (d) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, Seller shall invite two persons (to be designated by Franklin) to attend all meetings of the Board of Directors and Committees of the Board of Directors (or formed by the Board of Directors) of Seller and the Seller Subsidiaries other than meetings related to or discussing Acquisition Transactions.

         5.7      REGULATORY MATTERS.

         (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Form S-1, the IPO Prospectus and the Proxy Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

         (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger and the other transactions, applications or filings contemplated by this Agreement.

         (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger and the other transactions, applications or filings contemplated by this Agreement.

         5.8      APPROVAL OF STOCKHOLDERS.

         (a) Seller will (i) take all steps (including the preparation of the Proxy Statement in accordance with all applicable requirements and having the Proxy Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the "SPECIAL MEETING") as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Plan of Merger, (ii) subject to the provisions of Section 5.3 and this Section 5.8, recommend to its stockholders the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "SELLER RECOMMENDATION"), and use its best efforts to obtain, as promptly as practicable, such approval, provided however, that the

Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel experienced in such matters, has determined that the making of such recommendation or the failure to withdraw, modify or change such recommendation, as a result of an Acquisition Proposal that has not been irrevocably withdrawn, would constitute a breach of the fiduciary duties of such directors under applicable law, and (iii) cooperate and consult with Franklin with respect to the foregoing matters. Seller and Franklin will cooperate in the preparation of the Proxy Statement, and Seller shall not file or permit the filing of the Proxy Statement without the prior consent of Franklin (such consent not to be unreasonably withheld) and shall incorporate into the Proxy Statement all reasonable comments timely made by Franklin and its advisors. The parties acknowledge and agree that the Special Meeting shall be held prior to commencement of the "road show" for the Initial Public Offering.

         (b) Franklin will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders at or prior to the time of the Special Meeting for the purposes of securing the approval of such stockholders of this Agreement and the Plan of Merger or, alternatively, to secure the written consent of such stockholders for such approval, (ii) recommend to its stockholders the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and (iii) use its best efforts to obtain, at or prior to the time of the Special Meeting, such approval.

         5.9 CERTAIN MODIFICATIONS: RESTRUCTURING CHARGES. Seller and Franklin agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Seller shall make such modifications or changes to its policies and practices, if any, requested by Franklin provided, however, that Seller shall not be required to take such action (a) more than five days prior to the Effective Time, and (b) unless Franklin agrees in writing that all conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing). Seller and Franklin shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP requested by Franklin provided, however, that Seller shall not be required to take such action (a) more than five days prior to the Effective Time, and (b) unless Franklin agrees in writing that all conditions to Closing set forth in
Article VI have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing). No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.9.

         5.10     [Reserved].

         5.11 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger and to complete the Initial Public Offering. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.12 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided that any failure to promptly supplement or amend its respective Disclosure Schedules shall not be deemed to constitute the failure of any condition set forth in Section 6.2(a) or Section 6.3(a) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to
Section 7.1(d), in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be, to be satisfied or give rise to such termination right; provided further that no supplement or amendment to such Schedules shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

         5.13 PUBLIC ANNOUNCEMENTS. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

         5.14 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 2004 and that it will not waive that condition, it will promptly notify the other party. Franklin and Seller will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger, the Bank Merger or the Intermediate Holding Company Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of such mergers or the other transactions contemplated hereby.

         5.15     CERTAIN POST-MERGER AGREEMENTS.

         The parties hereto agree to the following arrangements following the Effective Time:

         (a)      EMPLOYEE BENEFIT PLANS.

                           (1) Subject to the provisions of this Section 5.15, all employees of Seller or Seller Bank immediately prior to the Effective Time who become employed by Franklin, Franklin Bank or Administaff Companies II, L.P. (as the case may be, "EMPLOYER") for purposes of performing services primarily on behalf of Franklin or Franklin Bank pursuant to that certain Client Services Agreement, dated as of October 31, 2002, by and between Administaff

                  Companies II, L.P. and Franklin Bank (as it may be amended or supplemented, the "ADMINISTAFF AGREEMENT") immediately following the Effective Time or otherwise in the event that the Administaff Agreement is modified or terminated ("TRANSFERRED EMPLOYEES") will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Franklin or Franklin Bank ("FRANKLIN EMPLOYEES") in a comparable position. Notwithstanding the foregoing, Employer may determine to continue any of Seller benefit plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of Seller's benefit plans, or to merge any such benefit plans with the Employer benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to other such Franklin Employees generally. Except as specifically provided in this Section 5.15 and as otherwise prohibited by law, Transferred Employees' service with Seller or Seller Bank shall be recognized as service with the Employer for purposes of eligibility to participate, vesting, if applicable, benefit accrual (but not for accrual of pension benefits) and the determination of the level of benefits under the Employer benefit plans, policies or arrangements (including but not limited to vacation, sick and other leave policies) subject to applicable break-in-service rules (provided that the foregoing shall not apply to the extent that it would result in duplication of benefits). Franklin agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Seller or Seller Bank on the Effective Time and who then change coverage to the Employer medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Surviving Corporation or the Surviving Bank, or Employer, to amend or terminate such Plans in accordance with their terms.

                           (2) Seller shall take all necessary action to cause Seller ESOP to be terminated as of the Effective Time. The Merger Consideration received by Seller ESOP trustee in connection with the Merger with respect to the unallocated shares of the Seller Common Stock shall be first applied by Seller ESOP trustee to the full repayment of Seller ESOP loan. The balance of the Merger Consideration (if any) received by Seller ESOP trustee with respect to the unallocated shares of the Seller Common Stock shall be allocated as earnings to the accounts of all participants in Seller ESOP who have accounts remaining under Seller ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as of the first day of Seller ESOP plan year in which the Effective Time occurs, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in Seller ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, Seller shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of Seller ESOP as of the Effective Time. Any amendment to the Seller ESOP requested by the IRS prior to the Effective Time shall be adopted by Seller, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Franklin. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in Seller ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on Seller ESOP loan and contributions to Seller ESOP and payments on Seller ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

                           (3) If requested by Franklin, Seller shall take all necessary action to cause the Seller Retirement Plan to terminate immediately prior to the Effective Time. As soon as practicable after such a request, Seller shall file or cause to be filed all necessary documents with the (i) IRS for a determination letter for termination of Seller Retirement Plan as of the Effective Time (or such later date as Franklin may determine) and (ii) Department of Labor or other Governmental Agencies for termination of the Seller Retirement Plan. In connection with such a termination, any amendment to the Seller Retirement Plan requested by the IRS prior to the Effective Time shall be adopted by Seller, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Franklin. Upon a termination of the Seller Retirement Plan, the participants in the plan will be entitled to receive their benefits in accordance with the terms of the Seller Retirement Plan or to transfer their benefits to another tax-qualified plan or an individual retirement account. Seller and Franklin shall cooperate to cause the merger of the Seller Savings Plan with the Franklin 401(k) Plan effective immediately following the Effective Time or such later date as Franklin may determine.

                           (4) For each employee of Seller or Seller Bank who is eligible for retiree medical benefits under Seller's or Seller Bank's retiree medical policy set forth on Seller Disclosure Schedule 5.15(a)(4) and who, as of the Effective Time, has either (i) completed twenty-five years or more of service with Seller or Seller Bank or (ii) who is then receiving retiree medical benefits from Seller or Seller Bank pursuant to the terms of such plan and is listed on Seller Disclosure Schedule 5.15(a)(4), Franklin shall honor all obligations of Seller or Seller Bank under such policy as in effect on the date hereof and as previously disclosed to Franklin.

                           (5) As of the Effective Time, Franklin shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the Effective Time which are between Seller or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in Seller Disclosure Schedule Section 5.15(a)(5), in the form in effect as of the date hereof (except to the extent superseded by agreements entered into by the parties and the applicable directors or officers of Seller in connection with entering into this Agreement).

                           (6) Mr. Chancellor shall be appointed as a director of Franklin Bank as of the Effective Time, to serve for a total of three years or until his successor is duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Certificate of Organization and Bylaws of the Surviving Bank or the termination of his employment with the Surviving Bank.

                           (7)      Franklin shall, effective as of the
                  Effective Time, cause each person serving as a director of Seller as of the date of this Agreement, other than Mr. Chancellor, if such persons are willing to so serve, to be elected or appointed as members of a Advisory Board to Franklin ("ADVISORY BOARD") to be established by Franklin, the function of which shall be to advise Franklin with respect to deposit and lending activities in Franklin's market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. No member of the Advisory Board shall receive any fees for such service, provided that each shall be entitled to expense reimbursement in connection with such service on the same terms available to members of the Franklin board of directors.

                           (8)      Seller shall terminate all deferred
                  compensation plans, policies and agreements with Employees, and shall distribute all amounts thereunder in a manner consistent with the terms of the Severance Agreements and the Noncompetition Agreements being entered into with certain executive officers and directors of Seller in connection herewith.

         (b) INDEMNIFICATION. Franklin shall indemnify and hold harmless each present and former director and officer of Seller and Seller Bank determined as of the Effective Time (the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "CLAIMS"), to the fullest extent to which such Indemnified Parties were entitled under Texas law, the Articles of Incorporation and Bylaws of Seller or Seller Bank as in effect on the date hereof.

         Any Indemnified Party wishing to claim indemnification under this
Section 5.15(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Franklin, but the failure to so notify shall not relieve Franklin of any liability it may have to such Indemnified Party if such failure does not materially prejudice Franklin. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Franklin shall have the right to assume the defense thereof and Franklin shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Franklin elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Franklin and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Franklin, and, subject to the provisions of the TBCA (including any requirement to post any bond in connection with the payment of expenses), Franklin shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Franklin shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

         In the event that Franklin or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.15(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

         (c) INSURANCE. Franklin shall cause the persons serving as officers and directors of Seller immediately prior to the Effective Time to be covered for a period of three years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Seller (provided that Franklin may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Franklin be required to expend more than 150% on an annual basis of the amount currently expended by Seller on an annual basis, which amount is set forth on Schedule 5.15(c), (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Franklin is unable to maintain or obtain the insurance called for by this
Section 5.15(c), Franklin shall use its reasonable best efforts to obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Franklin's insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Franklin as of the date hereof.

         5.16 ENVIRONMENTAL REPORTS. Within 30 days of the date hereof, Seller shall cause a third party environmental investigation consulting firm reasonably acceptable to Franklin (the "ENVIRONMENTAL FIRM") to conduct and complete Phase I environmental site assessments of all real property owned by Seller or any of the Seller Subsidiaries (collectively, the "PROPERTIES"), other than Properties with respect to which Seller has previously provided Phase I environmental site assessments to Franklin, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin. In the event that the results of the Phase I assessments indicate reasonable evidence of potential contamination on any of the Properties, at the request of Franklin, Seller shall cause the Environmental Firm to conduct and complete Phase II environmental site assessments of such Properties, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin, as soon as practicable and in no event later than 60 days prior to the anticipated date of the Closing. In the event that the results of the Phase II assessments do not provide sufficient information to accurately estimate the financial or regulatory liability associated with the contamination on such Properties, and it appears reasonably likely that there is material contamination at the applicable Properties, at the request of Franklin, Seller shall cause the Environmental Firm to conduct and complete Phase III environmental site assessments of the Properties, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin, as soon as practicable and in no event later than 15 days prior to the anticipated date of the Closing. None of such assessments or reports shall affect the representations or warranties of Seller or rights or remedies of Franklin with respect thereto (including under Article VI).

         5.17     [Reserved].

         5.18 GAP POSITION. Seller shall cooperate with Franklin and take such reasonable actions as may be requested by Franklin to minimize interest rate risk and to limit any material change after the date hereof between the comparable market value of assets and the market value of liabilities of Seller and the Seller Subsidiaries. No action taken by Seller in accordance herewith shall be deemed to result in the breach of any of Seller's representations, warranties, covenants or agreements contained in this Agreement.

         5.19 TAKEOVER LAWS; NO RIGHTS TRIGGERED. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller and Franklin and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by Section 5.8) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 CONDITIONS TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) All necessary regulatory or governmental approvals and consents required to complete the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger prior to the Effective

         Time by Franklin or Seller or any of their respective Subsidiaries shall have been made and become final.

                  (b) This Agreement and the Plan of Merger shall have been duly adopted and approved by the requisite votes of the stockholders of Seller and the stockholders of Franklin.

                  (c) None of Seller, Seller Bank, Franklin or Franklin Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger, the Intermediate Holding Company Merger or the other transactions contemplated hereby.

                  (d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or Franklin.

         6.2 CONDITIONS TO THE OBLIGATIONS OF FRANKLIN AND MERGER SUB UNDER THIS AGREEMENT. The obligations of Franklin and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Franklin (on behalf of itself and Merger Sub) to the extent permitted by law:

                  (a) (i) Each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all respects (read without regard to any qualifications regarding materiality or material adverse effect) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date) (provided that no representation or warranty of Seller (other than the representations and warranties in Sections 3.1(a), 3.2, 3.3 and 3.21, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained herein, has had or is reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries, taken as a whole, other than any effect to the extent resulting from
         (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates), and Franklin shall have received a certificate to that effect signed by the President and Chief Executive Officer of Seller.

                  (b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller and Seller Bank to Franklin.

                  (c) Holders of the Seller Common Stock who dissent from the Merger pursuant to Part 5 of the TBCA by meeting the requirements set forth in therein shall not hold more than 12% of the Seller Common Stock immediately prior to the Effective Time.

                  (d) The Initial Public Offering shall have been completed.

         6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

                  (i) Each of the obligations of Franklin and Merger Sub required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Franklin and Merger Sub contained in this Agreement shall have been true and correct in all respects (read without regard to any qualifications regarding materiality or material adverse effect) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date) (provided that no representation or warranty of Franklin shall be deemed untrue or incorrect, and Franklin shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained herein, has had or is reasonably likely to have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder), and Seller shall have received a certificate to that effect signed by the President and Chief Executive Officer of Franklin.

                                  ARTICLE VII
                     TERMINATION, AMENDMENT AND WAIVER, ETC.

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger by the stockholders of Seller or Franklin:

                  (a)      by mutual written consent of the parties hereto;

                  (b) by Franklin (on behalf of itself and Merger Sub) or Seller (i) if the Effective Time shall not have occurred on or prior to June 30, 2004, (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the Special Meeting or (iii) if a vote of the stockholders of Franklin is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the meeting called and convened to consider such matters; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

                  (c) by Franklin (on behalf of itself and Merger Sub) or Seller upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger, the Bank Merger or the Intermediate Holding Company Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger, the Bank Merger, the Intermediate Holding Company Merger or the other transactions contemplated by this Agreement;

                  (d) by Franklin (on behalf of itself and Merger Sub) in writing if Seller has, or by Seller in writing if Franklin has, breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3, as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

                  (e) by Seller in accordance with the terms and conditions set forth in Section 5.3(b);

                  (f) at any time prior to the vote of the stockholders of Seller at the Special Meeting by Franklin (on behalf of itself and Merger Sub), if (i) Seller shall have failed to make the Seller Recommendation in the Proxy Statement, (ii) Seller shall have effected a Change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction.

                  (g) by Franklin (on behalf of itself and Merger Sub) if the Franklin Board of Directors determines, in its sole discretion, that it would be inadvisable to proceed with the Initial Public Offering; or

                  (h) At any time prior to the vote of the Franklin stockholders to consider the Agreement and the Plan of Merger or obtaining the written consent of such stockholders, by Seller if (i) Franklin shall have failed to make its recommendation referred to in
         Section 5.8(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Seller or (ii) Franklin shall have materially breached its obligations under Section 5.8(b) by failing to call, give notice of, convene and hold the meeting of its stockholders in accordance with
         Section 5.8(b) or obtain the written consent of its stockholders.

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Franklin or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof, and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

         7.3 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Plan of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Plan of Merger which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller, or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Franklin or Seller set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.4      TERMINATION FEES.

         (a)      (i)      In the event that (A) a Pre-Termination Takeover
Proposal Event (as defined in subsection (iii)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Franklin or Seller pursuant to Section 7.1(b)(ii) or by Franklin pursuant to Section 7.1(d) as a result of a willful breach by Seller and (B) prior to the date that is twelve (12) months after the date of such termination Seller consummates an Acquisition Proposal or enters into a Seller Acquisition Agreement, then Seller shall, on the date such Acquisition Proposal is consummated or such Seller Acquisition Agreement is entered into, pay Franklin a fee equal to $3.35 million by wire transfer of same day funds.

                  (ii) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(e) or by Franklin pursuant to Section 7.1(f), then concurrently with such termination, Seller shall pay to Franklin a fee equal to $3.35 million by wire transfer of same day funds, and such termination shall not be deemed effective hereunder until receipt by Franklin of such fee.

                  (iii) For purposes of this Section 7.4(a), a "PRE-TERMINATION TAKEOVER PROPOSAL EVENT" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or any of the Seller Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Franklin would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this
Section 7.4(a), and, in order to obtain such payment, Franklin commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4(a), Seller shall pay to Franklin its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

         (b) In the event that the Merger Agreement is terminated by Franklin pursuant to Section 7.1(g) or Section 7.1(h), or the Merger is terminated by Franklin or Seller pursuant to Section 7.1(b)(i) due solely to the failure of the conditions set forth in Section 6.2(d) to be satisfied, then Franklin shall pay to Seller an amount equal to $1.5 million plus all out-of-pocket costs, fees and expenses related to this Agreement and the transactions contemplated hereby subject to a maximum amount for all such costs, fees and expenses of $350,000. Such $1.5 million amount shall be paid concurrently with the termination as provided in the immediately preceding sentence by wire transfer of same day funds, and such costs, fees and expenses shall be paid by wire transfer of same day funds within three business days following receipt by Franklin of reasonable documentation of such expenses following the date on which such $1.5 million amount shall be due. Franklin acknowledges that the agreements contained in this Section 7.4(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement; accordingly, if Franklin fails promptly to pay the amount due pursuant to this Section 7.4(b), and, in order to obtain such payment, Seller commences a suit which results in a judgment against Franklin for the fee set forth in this Section 7.4(b), Franklin shall pay to Seller its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 EXPENSES. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Franklin and Seller shall each bear one-half of all costs of printing, mailing and filing the Proxy Statement and all registration, filing and similar fees relating to the Merger, the Bank Merger and the Intermediate Holding Company Merger, provided further that Franklin shall bear all costs of printing, mailing and filing the Form S-1 and IPO Prospectus and all registration, filing and similar fees relating to the Initial Public Offering.

         8.2 SURVIVAL. The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of
(i) Sections 5.15, Article II and this Article VIII and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII, respectively.

         8.3 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

         (a)      If to Franklin or Merger Sub, to:

                           Franklin Bank Corp.
                           9800 Richmond Avenue
                           Suite 680
                           Houston, Texas  77042
                           Attn: Glenn Mealey
                           Facsimile: (713) 339-8918

                           Copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attn: Craig M. Wasserman, Esq.
                           Facsimile: (212) 403-2000

         (b)      If to Seller, to:

                           Jacksonville Bancorp, Inc.
                           Commerce and Neches Streets
                           Jacksonville, Texas  75766
                           Attn: Jerry M. Chancellor
                           Facsimile: (903) 586-5044

                           Copy  to:

                           Elias, Matz, Tiernan and Herrick L.L.P.
                           734 15th Street, N.W.
                           Washington, D.C. 20005
                           Attn: Stephen M. Ege, Esq.
                           Facsimile: (202) 347-2172

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         8.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 5.15(a)(4), 5.15(a)(6), 5.15(a)(7), 5.15(b) and
5.15(c), that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         8.5 COMPLETE AGREEMENT. This Agreement and the Plan of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter, including the confidentiality agreement by and between the parties dated as of December 13, 2002. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

         8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.7 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

         8.8 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Annex of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.10 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, Franklin Bank Corp., FBC Merger Corporation and Seller Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                           FRANKLIN BANK CORP.

                                           By: ______________________
                                               Name:
                                               Title:

                                           FBC MERGER CORPORATION

                                           By: ______________________
                                               Name:
                                               Title:

                                           JACKSONVILLE BANCORP, INC.

                                           By: ______________________
                                               Name:
                                               Title:

                                TABLE OF CONTENTS

                                                                                                     Page
                                                 ARTICLE I
                                                THE MERGER

1.1     The Merger...............................................................................      1
1.2     Effective Time...........................................................................      2
1.3     The Certificate of Incorporation and Bylaws of the Surviving Corporation.................      2
1.4     Directors and Officers...................................................................      2
1.5     The Bank Merger..........................................................................      3
1.6     The Intermediate Holding Company Merger..................................................      3

                                                ARTICLE II
                       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                                  CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1                                                                                                    4
2.3     Election and Exchange Procedures.........................................................      4
2.5     Stock Options............................................................................      6
2.6     Dissenting Shares........................................................................      6
2.7     Additional Actions.......................................................................      7

                                                ARTICLE III
                                 REPRESENTATIONS AND WARRANTIES OF SELLER

3.1     Corporate Organization...................................................................      7
3.2     Capitalization...........................................................................      8
3.3     Authority; No Violation..................................................................      8
3.4     Financial Statements.....................................................................      9
3.5     Absence of Certain Changes or Events.....................................................     10
3.6     Legal Proceedings........................................................................     10
3.7     Taxes and Tax Returns....................................................................     11
3.8     Employee Benefit Plans...................................................................     12
3.9     Securities Documents and Regulatory Reports..............................................     14
3.10    Seller Information.......................................................................     15
3.11    Compliance with Applicable Law...........................................................     15
3.12    Deposit Insurance and Other Regulatory Matters...........................................     16
3.13    Certain Contracts........................................................................     16
3.14    Properties and Insurance.................................................................     17
3.15    Environmental Matters....................................................................     18
3.16    Allowance for Loan Losses and Real Estate Owned..........................................     19
3.17    Minute Books.............................................................................     19
3.18    Affiliate Transactions...................................................................     19
3.19    Internal Controls........................................................................     19
3.20    Risk Management Instruments..............................................................     20

3.21    Fairness Opinion.........................................................................     20
3.22    Broker Fees..............................................................................     20

                                                ARTICLE IV
                                REPRESENTATIONS AND WARRANTIES OF FRANKLIN

4.1     Corporate Organization...................................................................     21
4.05.   NO ACTIVITIES............................................................................     21
4.3     Authority; No Violation..................................................................     21
4.5     Absence of Certain Changes or Events.....................................................     22
4.6     Legal Proceedings........................................................................     22
4.8     Securities Documents and Regulatory Reports..............................................     23
4.9     Franklin Information.....................................................................     23
4.10    Compliance with Applicable Law...........................................................     23
4.18    Fairness Opinion.........................................................................     24
4.19    Broker Fees..............................................................................     24

                                                 ARTICLE V
                                         COVENANTS OF THE PARTIES

5.1     Conduct of the Business of Seller........................................................     24
5.2     Negative Covenants of Seller.............................................................     24
5.3     No Solicitation..........................................................................     27
5.4     Negative Covenants of Franklin...........................................................     28
5.5     Current Information......................................................................     28
5.6     Access to Properties and Records; Confidentiality........................................     28
5.7     Regulatory Matters.......................................................................     30
5.8     Approval of Stockholders.................................................................     30
5.9     Certain Modifications: Restructuring Charges.............................................     31
5.10    Affiliate Agreements.....................................................................     31
5.11    Further Assurances.......................................................................     31
5.12    Disclosure Supplements...................................................................     32
5.13    Public Announcements.....................................................................     32
5.14    Failure to Fulfill Conditions............................................................     32
5.15    Certain Post-Merger Agreements...........................................................     32
5.16    Environmental Reports....................................................................     36
5.16    Takeover Laws; No Rights Triggered.......................................................     37

                                                ARTICLE VI
                                            CLOSING CONDITIONS

6.1     Conditions to the Parties' Obligations under this Agreement..............................     37
6.2     Conditions to the Obligations of Franklin under this Agreement...........................     38
6.3     Conditions to the Obligations of Seller under this Agreement.............................     39

                                                ARTICLE VII
                                  TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1     Termination..............................................................................     40
7.2     Effect of Termination....................................................................     41
7.3     Amendment, Extension and Waiver..........................................................     41
7.4     Termination Fees.........................................................................     42

                                               ARTICLE VIII
                                               MISCELLANEOUS

8.1     Expenses.................................................................................     43
8.2     Survival.................................................................................     43
8.3     Notices..................................................................................     43
8.4     Parties in Interest......................................................................     44
8.5     Complete Agreement.......................................................................     44
8.6     Counterparts.............................................................................     44
8.7     Governing Law............................................................................     45
8.8     Interpretation...........................................................................     45
8.9     Enforcement..............................................................................     45
8.10    Headings.................................................................................     45

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